EMPLOYMENT AGREEMENT

THIS EMPLOYEE AGREEMENT (the "Agreement") is made as of January 1, 2005 ("Effective Date") by and between OncoVista, Inc., a Delaware corporation (the "Company"), and Tamas Bakos Ph.D. ("Employee").

WHEREAS, the Company desires and intends to employ the Employee as a Director, Preclinical Development pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, both the Company and the Employee have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term. The term of this Agreement shall commence on the Effective Date and shall end on the date which is the first anniversary of the Effective Date (the "Initial Term"); This Agreement shall continue for successive one-year Terms ("Renewal Terms") unless and until either party gives one (1) month notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or the Agreement is otherwise terminated pursuant to Section 5 hereof. The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the "Term."

2. Position and Responsibilities.

2.1 Position. Employee will be employed by the Company to render services to the Company in the position of Director, Preclinical Development. In that capacity, Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Company. Employee shall abide by all Company rules, policies, and practices as adopted or modified, from time to time, in the Company's sole discretion; and Employee shall use commercially reasonable efforts to promote the interests of the Company.

2.2 Principal Place of Performance. Employee shall be based in San Antonio, Texas, where the Company anticipates it will continue to maintain a principal place of business. Notwithstanding this principal place of employment, Employee shall engage in such travel that is necessary or beneficial to the operation of the business of the Company.

2.3 Other Activities. While employed by the Company, Employee shall devote the majority of her business time, attention, and skill to perform assigned duties, services, and responsibilities in a diligent, loyal, and conscientious manner, and shall act at all times in the furtherance of the Company's business and interests. Employee shall not, during the term of this Agreement: (a) accept any other employment, or (b) engage, directly or indirectly, in any other

business activity (whether or not pursued for pecuniary advantage) which might interfere with Employee's duties and responsibilities hereunder or create a conflict of interest with the Company. The foregoing limitations shall not be construed to prohibit Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.

2.4 No Conflict. Employee represents and warrants that Employee's execution of this Agreement, Employee's employment with the Company, and the performance of Employee's proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person, or entity, including but not limited to any obligations with respect to proprietary or confidential information of any other person or entity. Further, Employee shall fully indemnify the Company, including but not limited to reasonable attorneys' fees, costs, and expenses of investigation, for any claim by any third party that such third party may now have or may hereafter come to have against the Company, based upon or arising out of any non-competition agreement, confidentiality agreement, or invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

3. Compensation and Benefits.

3.1 Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Employee an initial salary equivalent to Eighty Thousand Dollars ($80,000.00) per year ("Base Salary") in equal installments in accordance with the Company's standard payroll practices (but not less than monthly). Such Base Salary shall be subject to such withholding or deductions as may be mutually agreed between the Company and Employee or as required by law. The Employee's Base Salary will be reviewed, from time to time, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted (upward, but not downward), in the sole discretion of the Board of Directors of the Company.

3.2 Stock Options. The Company shall adopt a stock option plan, subject to the approval of the Board of Directors of the Company. Following the approval of the stock option plan, the Employee shall be eligible to receive options to purchase shares of the Common Stock under the plan. Such options shall be subject to the terms of the stock option plan under which the options are granted and the terms of the award agreement issued thereunder.

3.3 Fringe Benefits. Employee shall be entitled to participate in the pension and welfare benefit plans that the Company generally makes available to its employees. The Company reserves the right to terminate any benefit plan for any reason or no reason. Employee shall be entitled to two (2) weeks paid vacation each year.

3.4 Business Expenses. Throughout the term of Employee's employment hereunder, the Company shall reimburse Employee for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Employee in the course of performing Employee's duties. Authorized expenses shall be reimbursed by the Company in

accordance with policies and practices adopted, from time to time, by the Company concerning expense reimbursement for employees and shall be reimbursed upon timely presentation to the Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by the Company's reimbursement policies from time to time and in accordance with Internal Revenue Service guidelines.

4. Inventions and Proprietary Information; Prohibition on Third Party Information.

4.1 Employee Confidential Information Agreement. Employee shall sign and be bound by the terms of the Confidential Information Agreement, annexed hereto as Exhibit 4.1, the execution of which is a condition to Employee's employment with the Company.

4.2 Non-Disclosure of Third Party Information. Employee represents and warrants and covenants that Employee shall not, at any time, disclose to the Company, or use, or induce the Company to use, any proprietary or confidential information or trade secrets of others, including, but not limited to, any proprietary information or trade secrets, if any, of any former employer if such disclosure or use would violate an obligation of Employee or applicable law. Any violation of this provision shall be grounds for Employee's immediate termination for cause. Employee further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Employee to disclose or use any such third party proprietary or confidential information or trade secrets.

5. Termination; Rights and Obligations on Termination.

5.1 Reasons for Termination of Agreement. This Agreement and Employee's employment may be terminated in any one of the followings ways:

5.1.1 Death. The death of Employee shall immediately and automatically terminate this Agreement. The Company shall pay to the Employee's estate any accrued, but unpaid, Base Salary through the date of termination and shall provide (at Company's expense) health insurance coverage to Employee's spouse and dependent children for the one (1) year period after the Employee's death. Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Employee's death.

5.1.2 Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform Employee's duties hereunder for three (3) consecutive months, then the Company may terminate Employee's employment hereunder immediately upon written notice at the end of the three (3) month period. The Company shall pay to the Employee any accrued, but unpaid, Base Salary through the date of termination and shall provide (at Company's expense) health insurance coverage to Employee (and Employee's spouse and dependent children if they are covered by Employee's health insurance as in effect prior to termination) for the one (1) year period after the Employee's termination. Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Employee's termination.

5.1.3 Cause. The Company may terminate this Agreement immediately upon written notice to Employee for "Cause," which shall be: (i) Employee's willful, material, and irreparable breach of this Agreement; (ii) Employee's gross negligence in the performance of any of Employee's material duties and responsibilities hereunder; (iii) Employee's intentional non-performance (other than by reason of Disability or death) of any of Employee's material duties and responsibilities hereunder or of any reasonable, lawful instructions continuing for ten (10) days after receipt by Employee of written notice of the need to cure; (iv) Employee's dishonesty, fraud, or intentional misconduct with respect to the business or affairs of the Company which the Board of Directors of the Company determines in good faith has been or is likely to be injurious to the interest, property, operations, business, or reputation of the Company; (v) Employee's conviction of a felony; or (vi) Employee's violation of Section 2.4 or Section 4.2 of this Agreement. In the event of a termination for Cause, as enumerated above, Employee shall receive no severance compensation.

5.1.4 Without Cause. At any time after Employee's commencement of employment, the Company may, without Cause, terminate this Agreement and Employee's employment, effective two weeks after written notice is provided to Employee. In the event Employee is terminated by the Company without Cause, the Company shall continue to pay the Employee the Base Salary for a period of two weeks from the date of termination.

5.1.5 Resignation or Retirement by Employee. If Employee resigns, retires, or otherwise terminates employment voluntarily, Employee shall receive no severance compensation.

5.1.6 Superseding Agreement. This Agreement shall be terminated immediately and automatically if the parties enter into another employment agreement which supersedes this Agreement. In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Employee with respect to the termination of this Agreement.

5.2 Survival and Continuing Obligations. Upon termination of this Agreement, Employee shall be entitled to receive all compensation earned and all reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided in this Section 5. Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee's employment by the Company. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination; except that the Company's obligations under Section 5 herein and Employee's obligation and other matters under Sections 4, 6, 7, and 8 herein shall survive such termination in accordance with their terms.

6. Use and Return of Company Property. Employee acknowledges the Company's proprietary rights and interests in its tangible and intangible property. Accordingly, Employee

agrees that upon termination of Employee's employment with the Company, for any reason, and at any time, Employee shall deliver to the Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of the Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Employee, by or on behalf of the Company or any of its representatives, vendors, or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible personal property entrusted to Employee by the Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of the Company, in the possession or control of Employee, shall be delivered promptly to the Company without request by it. Employee shall certify to the Company, in writing, within five (5) days of any written request by the Company, that all such materials have been returned to the Company.

7. Disclosure of Relationships or Agreements. After termination, Employee shall not disclose the specific terms of the Company's relationships or agreements with its respective vendors, financiers, or customers that are not publicly known, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

8. Assignment; Binding Effect. Employee understands that Employee has been selected for employment by the Company on the basis of Employee's personal qualifications, experience, and skills. Employee shall have no right to assign and shall not assign or purport to assign any portion of Employee's performance or any other rights or obligations under this Agreement. This Agreement may not be assigned or transferred by the Company, provided that nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets or the assignment of this Agreement pursuant thereto. Subject to the foregoing restriction on assignment by Employee, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

9. Additional Provisions.

9.1 <u>Amendments; Waivers; Remedies</u>. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Employee and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.2 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Employee at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Employee shall be obligated to notify the Company, in writing, of any change in Employee's address. Notice of change of address shall be effective only when done in accordance with this Section 11.2.

Company's Notice Address:	OncoVista, Inc. 14785 Omicron Drive Suite 104 San Antonio, Texas 78245 Telephone: (210) 677-6000 Facsimile: (877) 694-1819
Employee's Notice Address:	9230 CAMBORNE SAN ANTONIO, TX 78250 Telephone: 210-509-0514 Facsimile: ______________

9.3 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

9.4 Taxes. All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

9.5 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles.

9.6 Arbitration. Any dispute between the parties concerning the interpretation, application, or claimed breach of this Agreement shall be submitted to binding, confidential arbitration in Bexar County, Texas in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-15, as amended. Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association governing employment disputes, before an arbitrator licensed to practice law in Texas and familiar with employment law disputes. Prior to submitting the matter to arbitration, the parties shall first attempt to resolve the matter by the claimant

notifying the other party in writing of the claim; by giving the other party the opportunity to respond in writing to the claim within ten (10) days of receipt of the claim; and by giving the other party the opportunity to meet and confer. If the matter is not resolved in this manner, the dispute may then proceed to arbitration at the request of either party. Company and Employee shall equally bear the arbitrator's fees and expenses and the administrative costs, if any, assessed by the American Arbitration Association, unless the arbitrator shall determine that fairness requires that such fees, expenses and administrative costs be allocated among the parties in a different manner, including without limitation, requiring the losing party to pay all such fees, expenses and administrative costs. Each party to the arbitration shall be solely responsible for its own costs and attorney's fees, if any, relating to the arbitration, except as otherwise provided by law. Should any party institute any court action against the other with respect to any claim or dispute related to this Agreement, or pursue any arbitrable dispute by any method other than arbitration as provided for in this Section 9.6, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney's fees incurred as a result of such action.

9.7 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

9.8 Survival. All of those portions of this Agreement that require performance by Employee or the Company following termination of Employee's employment hereunder shall survive any termination of this Agreement.

9.9 Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.10 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

9.11 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

9.12 Employee Acknowledgment. Employee acknowledges that, before signing this Agreement, Employee was advised of her right to consult with an attorney of her choice to review this Agreement and that Employee had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Employee further acknowledges that Employee had a full and adequate opportunity to review this Agreement before signing it; that Employee carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Employee has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Employee Employment Agreement as of the date first above written.

COMPANY:

ONCOVISTA, INC.

By: Alexander L. Weis

Signature

Name Printed: ____________________

EMPLOYEE:

Tamas Bakos

Signature

Name Printed: TAMAS BAKOS

EXHIBIT 4.1

EMPLOYEE CONFIDENTIAL INFORMATION AGREEMENT

For good and valuable consideration, including my employment and continued employment by OncoVista, Inc., or its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with it (the "Company"), I agree as follows:

1. That the Company operates in a competitive environment, and that its success is due in part to the competitive advantage afforded it by its unique and proprietary trade secrets and other confidential information relating to: (1) anti-cancer, anti-fungal, anti-parasitic, and anti-malaria products and other drug-related compounds and ideas; and (2) the related marketing and business plan, as well as other business processes and product technologies, in which the Company has invested (and plans to continue investing) great time, effort, skill, and expense. I understand that the Company is unwilling to employ and compensate me, or to continue to employ and compensate me, but for the restrictions of this Agreement. I acknowledge that my employment by the Company may include inventing, discovering, initiating, or contributing to Confidential Information (as defined below) as an integral part thereof.

2. At all times before and after the termination of my service (for any reason, by the Company or by me) to keep all Confidential Information in strict confidence and secrecy, and not to disclose such Confidential Information to anyone, and not to use the Confidential Information in any way outside of my assigned responsibilities for the Company, except as expressly pre-authorized by the Company in writing. **"Confidential Information"** means any information or idea (whether or not a trade secret) relating to the business of the Company that is not generally known outside the Company (including information which may be available from sources outside the Company, but not in the form, arrangement, or compilation in which it exists within the Company); that the Company considers confidential; or that may tend to give the Company, or another party using it, any competitive advantage. **"Confidential Information"** includes, but is not limited to: (i) customer lists and records of current, former, and prospective customers; (ii) special needs and characteristics of current, former, or prospective customers; (iii) present or future business plans; (iv) trade secrets, proprietary, or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information; (v) marketing, financing, business development, or strategic plans; (vi) sales methods, practices, and procedures; (vii) personnel information; (viii) research and development data and projections; (ix) information or data concerning the Company's competitive position in its various lines of business; (x) existing, new, or envisioned products, programs, services, methods, techniques, processes, projects, or systems; and (xi) sales, pricing, billing, costs, and other financial data and projections. Confidential Information does not include any information or idea that becomes generally known to and available for use by the public through no fault of mine. All documents containing this information will be considered Confidential Information whether or not marked with any proprietary or confidential notice or legend.

3. This Agreement shall benefit and may be enforced by the Company, its successors or assigns, and shall bind me and any successors in interest, and may not be changed in whole or in part except in a writing signed by an authorized officer of the Company and me. This Agreement is governed by the law of the State of Texas. Any litigation commenced by a party and relating to this Agreement or its subject matter shall be within the exclusive jurisdiction of the courts of the State of Texas, Bexar County, or if the jurisdiction prerequisites exist at the time, the Federal Courts of New York with venue to be in the Western District of Texas, San Antonio Division, and the parties hereby waive any right in such litigation to object to personal jurisdiction and venue. The Company shall be entitled to preliminary, temporary, and permanent injunctive relief to restrain any violation of this Agreement by me, in addition to damages and other remedies. I agree to pay the Company's attorneys' fees and other costs of enforcing this Agreement, should I breach any provision of it. The Company may notify anyone subsequently employing or retaining me or evidencing any intention to employ or retain me as to the existence and provisions of this Agreement. No waiver of any provision of this Agreement (or any similar agreement with any other person) shall constitute or imply any continuing, other, or further waiver, and the Company shall be free to reinstate the waived term at any time and to enforce all other provisions of this Agreement at its sole discretion. This is the entire agreement concerning its subject matter. If I have a written employment agreement with the Company, I understand that my employment with the Company may be terminated by either me or the Company under the terms of that written agreement.

Having read and understood this Employee Confidential Information Agreement, I have willingly and voluntarily executed and unconditionally delivered this Agreement to the Company, effective as of January 1, 2005.

TAMAS BAKOS	Tamas Bakos
Employee's Name	Signature